EXHIBIT NO. 5.1

February 20, 1998

Gryphon Holdings Inc.
30 Wall Street
New York, NY 10005

Dear Sirs:

I am Senior Vice President and General Counsel of Gryphon
Holdings Inc. (the "Company"), and in that capacity I am delivering this opinion in connection with Post-Effective
Amendment No. 1 to the Registration Statement on Form S-8
(the "Registration Statement") of Gryphon Holdings Inc.
(the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an additional 250,000 shares, par value $.01 per share, of common stock of the Company (the "Shares"). The Shares are to be offered pursuant to the terms of the Gryphon
Holdings Inc. 1993 Stock Option Plan (the "Plan") to participants in the Plan (the "Participants").

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Shares, and have made such investigations of law, as I have deemed necessary and advisable.

Based upon the foregoing and having due regard for such legal questions as I have deemed relevant, I am of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware; and

2. The Shares have been duly authorized, validly issued, and constitute fully paid and nonassessable shares of common stock of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the summary of the Plan provided to the Participants, which, together with the documents incorporated by reference in the Registration Statement, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

Very truly yours,

/s/ Robert M. Coffee

Robert M. Coffee
Senior Vice President & General Counsel